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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Caremark Rx, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	63-1151076
(State of Incorporation or Organization)	(IRS Employer Identification No.)
3000 Galleria Tower, Suite 1000, Birmingham, AL	35244
(Address of Principal Executive Offices)	(Zip Code)

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:
(If applicable)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preference Share Purchase Rights	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act: None.

(Title of Class)

        The undersigned registrant hereby amends the following items and exhibits of its application for registration on Form 8-A, dated July 11, 1997 as follows:

Item 1.    Description of Registrant's Securities to be Registered.

        On March 1, 1995, the Board of Directors of the predecessor of Caremark Rx, Inc. (the "Company") adopted a Rights Agreement (the "Rights Agreement") and declared a dividend, which was subsequently paid, of one preferred share purchase right (an "Original Right") for each outstanding share of common stock of the Company, par value $.001 per share.

        The Rights Agreement was amended on November 29, 1995, to substitute the Company for the Company's predecessor as issuer of the Original Rights under the Rights Agreement and, on September 5, 1996, the Rights Agreement was further amended to change certain provisions relating to the qualifications of a successor rights agent and to replace the rights agent under the Rights Agreement.

        On February 1, 2000, the Rights Agreement and the Original Rights were amended and restated in their entirety pursuant to an Amended and Restated Rights Agreement (the "Amended and Restated Rights Agreement") to represent a right (the "Rights") to purchase from the Company one one-hundredth of a share of Series C Junior Participating Preferred Stock of the Company, par value $.001 per share (the "Preferred Shares"), at a price of $52.00 per one one-hundredth of a Preferred Share, subject to adjustment.

        On November 7, 2001, the Company further amended the Amended and Restated Rights Agreement to change certain provisions relating to the qualifications of a successor rights agent, and on March 11, 2002, the Company amended and restated the Amended and Restated Rights Agreement in its entirety pursuant to a Second Amended and Restated Rights Agreement (the "Second Amended and Restated Rights Agreement") to refine certain of the rights and responsibilities of the rights agent and to appoint a new rights agent under the Second Amended and Restated Rights Agreement.

        The amendments to the Amended and Restated Rights Agreement is set out in full in the Second Amended and Restated Rights Agreement, which is filed as an exhibit hereto and is hereby incorporated herein by reference.

Item 2.    Exhibits.

        The following exhibits are filed as part of this Registration Statement.

4.1
Second Amended and Restated Rights Agreement, dated as of March 11, 2002, between Caremark Rx, Inc., and First Union National Bank, including exhibits thereto.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 8, 2002
Caremark Rx, Inc.
/s/ HOWARD A. MCLURE By: Howard A. McLure

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  Item 1. Description of Registrant's Securities to be Registered.
  Item 2. Exhibits.
SIGNATURE